Exhibit 99.3


                            Foamex International Inc.
                              1000 Columbia Avenue
                                Linwood, PA 19061








                                       October 25, 2000







The Bank of Nova Scotia
One Liberty Plaza
New York, New York 10006

Attention: D. Norman Gillespie

      Amendment to Share Exchange Letter Agreement dated July 31, 2000
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Dear Sirs:

            This will confirm our agreement to amend the letter agreement dated July 31, 2000 (the "Share Exchange Agreement") between Foamex International Inc. ("Foamex") and The Bank of Nova Scotia ("Scotia Bank") concerning the exchange of 1,500,000 shares of the common stock, par value $.01 per share, of Foamex to 15,000 shares of Series B Preferred Stock, par value $1.00 per share, of Foamex, effective as of the date of this letter, as follows: Clause (g) of Section 5 of the Share Exchange Agreement shall be amended to replace the date "October 31, 2000" with the date "November 10, 2000".

            Except as otherwise expressly provided in the preceding sentence, the Share Exchange Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the date hereof all references in the Share Exchange Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Share Exchange Agreement shall mean the Share Exchange Agreement as amended by this letter. The execution, delivery and effectiveness of this letter shall not operate as a waiver of any right, power or remedy of any party under the Share Exchange Agreement.

            The agreement set forth in this letter shall be governed and construed in accordance with the internal laws of the State of New York. This letter may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.


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            If Scotia Bank agrees to the foregoing, please sign as indicated
below and return a copy to the undersigned.

                                          FOAMEX INTERNATIONAL INC.


                                          By: /s/ G. L. Karpinski
                                              -------------------------------
                                              Name:  G. L. Karpinski
                                              Title: Senior Vice President




Agreed to:

THE BANK OF NOVA SCOTIA


By:  /s/ D. N. Gillespie
   ---------------------------
   Name:  D. N. Gillespie
   Title: Managing Director





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